Exhibit 10.48

EMPLOYMENT CONTRACT

THIS EMPLOYMENT CONTRACT made as of the 1st day of January, 2004 (the “Effective Date”) between Peter Grover (hereinafter referred to as “Employee”) and TRX Europe, Ltd., a company incorporated in England and Wales under number 3841799 whose registered office is at Sutherland House, Russell way, Crawley, West Sussex, RH10 1UH, UK (hereinafter referred to as the “Company”).

WITNESSETH:

WHEREAS, the Company desires to employ Employee, and Employee desires to be employed by the Company; and

WHEREAS, the parties intend to supersede all prior correspondence, letters, and negotiations between them with the terms set forth herein;

NOW, THEREFORE, it is hereby agreed as follows:

1.	Employment of Employee. The Company hereby employs Employee for a period of three (3) years commencing on the Effective Date of this Employment Contract (the “Initial Term”). Employee agrees to such employment on the terms and conditions herein set forth and agrees to devote his best efforts and full time and attention to his duties under this Employment Contract and to perform such duties diligently and efficiently and in accordance with the directions of the Company.

2.	Duties and Responsibilities. Employee shall be employed as Executive Vice President, Europe for the Company, reporting directly to the Chief Executive Officer of TRX, Inc. As Executive Vice President, Europe, Employee shall have responsibility for the overall management of the European operations and financial performance of the Company, as well as such additional duties and responsibilities as may be assigned to him from time to time by the Chief Executive Officer of TRX, Inc. or the Board of Directors of the Company.

3.	Compensation and Benefits.

(a)	Base Salary. Employee’s annual salary during the Term of this Employment Contract shall be £120,000 (the “Base Salary”). The Base Salary shall be paid in accordance with the Company’s regular payroll practices, in arrears in equal monthly installments on or about the last day of the month, and shall be subject to any statutory and/or voluntary withholdings or deductions. The Company shall review the Base Salary each year, and may, in the Company’s discretion, increase the Base Salary. If Employee also serves as a director of the Company or any affiliate of the Company during the Term, he shall not receive any additional compensation for such service.

(b)	Annual Discretionary Bonus. Upon completion of the calendar year, Employee shall be eligible for an annual discretionary bonus. Employee’s supervisor shall determine the amount of Employee’s annual discretionary bonus, if any, based on both the performance of the Company and the performance of Employee, with a total potential bonus to be in the range of 0% to 30% of Employee’s Base Salary; provided, however, that to receive the bonus, Employee must be an “active employee in good standing” on the date that the bonus is paid. For purposes of this Employment Contract, an “active employee in good standing” shall mean that (i) Employee’s employment with the Company has not been terminated for any reason; and (ii) Employee is not on probation of any kind from the Company. Payment of bonus in any one year does not give entitlement to bonus in any subsequent year.

(c)	Automobile. The Company shall furnish Employee with the use of an automobile having a maximum value of £50,000. The automobile shall be leased or purchased at the option of the Company. After the earlier of three (3) years or 80,000 miles, the Company shall provide Employee with a new vehicle. The Company shall reimburse Employee for all fuel costs associated with Employee’s reasonable business and private use of the automobile.

Alternatively, the Company and Employee may agree to an arrangement whereby the Company reimburses the reasonable expenses incurred by Employee associated with the lease or purchase of his own automobile.

This is a taxable benefit and appropriate deductions will be applicable.

(d)	Health Insurance. The Company shall furnish Employee with Private Health Insurance and Private Medical Care of a type substantially similar to, and on the same basis as, the coverage provided to other employees of the Company, subject to the terms, conditions and limitations of the relevant benefit plan.

(e)	Life Insurance. The Company shall furnish Employee with term Life Insurance coverage with a death benefit of at least twice Employee’s annual Base Salary, subject to the terms, conditions and limitations of the relevant benefit plan.

(f)	Stakeholder Pension. Provided Employee is eligible, the Company shall notify him of the details of its designated stakeholder pension scheme (“SPS”) to which the Employee may elect to have access. The Company will make contributions to the scheme on behalf of the Employee to the extent that is detailed in the then-current TRX Europe Pension Scheme. The Company makes no representation or warranty as to the performance, adequacy or longevity of the scheme or its suitability to the Employee.

(g)	Employee Benefits. The Company shall provide to Employee other employee benefits substantially similar to, and on the same basis as, the benefits provided to employees of the Company generally, subject to the terms, conditions and limitations of each such employee benefit plan.

(h)	Vacation. Employee shall be entitled to 25 working days of paid vacation per calendar year, in addition to Bank holidays but inclusive of statutory entitlement under the Working Time Regulations (“WTR”); provided, however, that if this Employment Contract is not in effect for any full calendar year, Employee shall have only a pro rata portion of such paid vacation during that calendar year. The Employee will be deemed to take statutory entitlement under the WTR first, then any additional entitlement. For parental leave purposes, the calendar year is also the leave year. Upon termination of employment, the Employee will received payment for unused vacation that was accrued during the year of termination only.

(i)	Long Term Incentive Compensation. Employee shall be eligible for a grant of a stock option at the time of the Initial Public Offering of TRX, Inc.; provided, however, that such Initial Public Offering occurs during the Term of this Agreement and Employee is an active employee in good standing (as defined herein) at the time of the Initial Public Offering. Any stock options granted to Employee shall be subject to the terms and conditions of the TRX, Inc. 2000 Stock Incentive Plan (or any amended or successor plan that may have been adopted prior to the time of the grant).

(j)	Taxes. Employee shall be responsible for any and all taxes or duties that may be imposed by any governing authority on the employee benefits provided to him by the Company, except as may otherwise be required by law.

(k)	Deductions. Employee authorizes the Company to deduct from his remuneration under this agreement any sums due from him to the Company, including without limitation any overpayments, loans or advances made to him by the Company.

4.	Continuous Service. Employee shall be deemed to have a continuous service date of July 10, 2000.

5.	Place and Hours of Work. The Employee shall initially be based at the Company’s offices at Sutherland House, Crawley, or at such other location as the Company shall reasonably require from time to time whether on a permanent or temporary basis. The Employee may be required to travel whether within the UK or overseas in the performance of his duties. Normal working hours are from Monday to Friday inclusive, 9:00 a.m. to 5:30 p.m. The Employee is, however, expected to work such additional hours as the needs and requirements of the Company dictate.

Regulation 4(1) of the Working Time Regulations (“WTR”) provides that a worker’s average working time, including overtime, shall not exceed 48 hours for each seven day period (to be averaged over a period of 17 weeks) unless the worker agrees that this Regulation shall not apply to his employment. In accordance with Regulation 5 of the WTR the Employee agrees that Regulation 4(1) of the WTR shall not apply to his employment with the Company (the “WTR Opt Out”). At any time during his employment, the Employee or the Company may give three months’ prior written notice that the WTR Opt Out shall cease to apply with effect from the expiry of the said notice.

6.	Personnel Policies. Employee shall conduct himself at all times in a businesslike and professional manner as appropriate for a person in his position and shall represent the Company in all respects as complies with good business and ethical practices. In addition, Employee shall be subject to and abide by the policies and procedures of the Company applicable to personnel of the Company, as adopted from time to time.

7.	Business Expenses. Employee shall be reimbursed monthly by the Company for ordinary, necessary and reasonable expenses incurred by him in the performance of his duties for the Company, provided that Employee shall first document said business expenses in the manner generally required by the Company under its policies and procedures, and in any event, the manner required to meet applicable laws and regulations relating to the tax deductibility of such expenses.

8.	Termination and Renewal.

(a)	Termination Due to Death or Discharge for Good Cause. This Employment Contract shall terminate immediately, without notice and without payment in lieu of notice, upon the death of Employee or upon the discharge of Employee for “Good Cause”. For the purposes of this Employment Contract, “Good Cause” means commission of any felony or any other crime involving dishonesty or moral turpitude; any act of fraud or dishonesty (whether or not in connection with the Company’s Business as hereinafter defined); competing with the Business of the Company either directly or indirectly; willful neglect of Employee’s duties hereunder; the breach of any provision of this Employment Contract by Employee; failure to comply with the decisions of the Company; failure to discharge Employee’s duty of loyalty to the Company; or any other matter constituting “gross misconduct” under the laws of the United Kingdom. In the event of termination under this subsection, any earned but unpaid Base Salary and any other benefits provided herein shall be paid to Employee up to the effective date of termination of this Employment Contract and not thereafter.

(b)	Termination Due to Disability. Notwithstanding the provision of any permanent health insurance benefit, this Employment Contract shall terminate immediately, without prior notice and without payment in lieu of notice, if Employee shall at any time be unable to perform the essential functions of his job hereunder, by reason of a physical or mental illness or condition, with or without reasonable accommodation, for a continuous period of three (3) consecutive calendar months. In the event of termination under this subsection, any earned but unpaid Base Salary and any other benefits provided herein shall be paid to Employee up to the effective date of termination of this Employment Contract and not thereafter.

(c)	Termination Upon Expiration of Term; Renewal. If not otherwise terminated hereunder, the Employment Contract shall be automatically renewed at the end of the Initial Term for an additional two (2) year term (the “Renewal Term”) unless, at least twelve months prior to the end of the Initial Term, either party provides written notice of non-renewal to the other party. In the event that one party provides written notice of non-renewal at least twelve months prior to the end of the Initial Term, this Employment Contract shall terminate at the end of the Initial Term. The Initial Term and the Renewal Term, if elected, shall constitute the “Term” of the Employment Contract.

(d)	Early Termination by the Company. The Company may, in its absolute discretion, choose to terminate the Employee’s employment at any time by making a payment in lieu of notice equivalent to the Base Salary for the remainder of the then-current Term of this Agreement, less taxes, National Insurance contributions and other deductions required by law. At the Company’s option, such payments may be made in installments equivalent to the Base Salary installments that would have been paid to the Employee over the remainder of the Term.

9.	Restrictive Covenants.

(a)	Covenants to Prior Employers. Upon execution of this Employment Contract, Employee hereby represents that he is not a party to, subject to or otherwise covered by any agreement or understanding (written or oral) with a prior employer that would restrict or in any manner limit the performance of his duties under this Employment Contract. Employee acknowledges that he has been instructed by the Company not to reveal or use any trade secret information from any former employer or reveal or use confidential information in violation of any agreement with any former employer.

(b)

Acknowledgment of Damage Resulting From Employee’s Competition with the Company. Employee understands and acknowledges that the Company and its related entities are engaged in the business of providing technology products and services relating to the travel industry (the “Business”), and that because of his position with the Company, he has or will obtain (i) intimate knowledge of the Business and including, but not limited to, knowledge of “Trade Secrets” and “Confidential Information” (as hereinafter defined), and (ii) knowledge of and relationships with the customers and suppliers used in connection with the Business of the Company and its related entities. Employee agrees and acknowledges that such knowledge, access, and relationships are such that if Employee were to engage in certain competitive activities, the Company or its related entities would suffer harm, and the benefits that the parties bargained for under this Employment Contract would be severely and irreparably damaged. Further, Employee acknowledges and agrees that this Employment Contract, and the covenants not to solicit or compete contained herein, were a fundamental element of the transactions contemplated by this Employment Contract and that the transactions contemplated therein would not have been consummated in the absence of this Section 9. Employee agrees that the covenants contained in this Section 9 are reasonable and necessary to protect the confidentiality of the Trade Secrets and other “Confidential Information” concerning the Company acquired by Employee. For purposes of this Employment Contract, “Trade Secret” shall be as defined by applicable law. The provisions of this section shall be interpreted so as to protect those Trade Secrets and “Confidential Information,” and to secure for the Company the exclusive benefits of the work performed on behalf of the Company by Employee under this Employment Contract, and not to unreasonably limit his ability to engage in employment and consulting activities in noncompetitive areas which do not endanger the Company’s legitimate interests expressed in this Employment Contract. For purposes of this Employment Contract, the term “Restricted Territory” shall mean the United States of America, the United Kingdom, Germany, Switzerland and France, which the parties acknowledge and agree is a reasonable and necessary geographic limitation due to the nature of the Business and the services provided by Employee.

(c)	Covenant Not to Compete with the Company. Employee agrees that, during the term of his employment under this Employment Contract and for a period of six (6) months following the termination of his employment under this Employment Contract for whatever reason, with or without “Good Cause” or otherwise, Employee shall not, directly or indirectly, expressly or tacitly, for himself or on behalf of any entity anywhere within the Restricted Territory, (i) act as an officer, manager, advisor, executive, controlling shareholder, or consultant to any business in which his duties at or for such business include oversight of or actual involvement in providing services which are competitive with the services or products being provided or which to Employee’s knowledge were being produced or developed by the Company or its related entities, or were under investigation by the Company or its related entities at the termination of this Employment Contract, (ii) recruit investors on behalf of an entity which engages in activities which are competitive with the services or products being provided or which to Employee’s knowledge were being produced or developed by the Company or its related entities, or were under investigation by the Company or its related entities at the termination of this Employment Contract, or (iii) become employed by such an entity in any capacity which would require Employee to carry out, in whole or in part, the duties Employee has performed for the Company or its related entities which are competitive with the services or products being provided or which to Employee’s knowledge were being produced or developed by the Company or its related entities, or were under active investigation by the Company or its related entities at the termination of this Employment Contract.

(d)	Nonsolicitation of Customers. During Employee’s employment with the Company, Employee shall not, directly or indirectly, without the Company’s prior written consent, contact or solicit any Customer (as hereinafter defined) for business purposes unrelated to furthering the Business of the Company or its related entities. For a period of one (1) year following termination of Employee’s employment with the Company, Employee shall not, directly or indirectly, (i) contact, solicit, divert or take away any Customer (as hereinafter defined) for purposes of, or with respect to, selling a product or service which competes with the Business, or (ii) take any affirmative action in regard to establishing or continuing a relationship with a Customer for purposes of, or which directly or indirectly results in, making a sale of a product or service which competes with the Business. For purposes of this Employment Contract, the term “Customer” shall mean and refer to any customer or actively sought prospective customer of the Company or its related entities with which Employee has had material contact during the last twelve (12) months preceding the termination of Employee’s employment.

(e)	Nonsolicitation of Employees. Employee shall not, at any time during his employment and for one (1) year after the termination of his employment, directly or indirectly, solicit or endeavor to entice away from the Company or its related entities any person who is or has been an employee of the Company or its related entities during the final twelve months of Employee’s employment and with whom Employee had material contact during that time.

(f)	Confidentiality. Employee hereby acknowledges and agrees that during the Term of this Employment Contract, Employee will have access to Trade Secrets and “Confidential Information” of the Company or its related entities. Employee agrees that Employee shall not disclose or use, directly or indirectly, during Employee’s employment or at any time thereafter, any Trade Secrets Employee obtains during the course of Employee’s employment. Employee also recognizes that the services performed by Employee hereunder are special, unique and extraordinary and that, by reason of Employee’s employment with the Company, Employee will receive, develop, or otherwise acquire “Confidential Information” (as hereinafter defined). Except as required by the pursuit of Employee’s duties with the Company or as it is authorized in writing by the Company, Employee agrees that Employee shall not disclose or use, directly or indirectly, any Confidential Information related to the Business during Employee’s employment and for a period of two (2) years following the termination of Employee’s employment for whatever reason. The term “Confidential Information” shall mean and include any information, data and know-how relating to the Business of the Company or its related entities that is disclosed to Employee by the Company or known to Employee as a result of Employee’s relationship with the Company and not generally within public domain (whether constituting a Trade Secret or not), including without limitation, all administrative procedures, product development and technical data, sales and/or marketing information, customer account records, payment plans, training and operations material, memoranda and manuals, personnel records, pricing information, and financial information concerning or relating to the Business and/or Customers, employees and affairs of the Company or its related entities. Confidential Information excludes information in the public domain (other than as a result of an unauthorized disclosure by Employee). Nothing in this Agreement shall preclude Employee from making a protected disclosure in accordance with the Public Interest Disclosure Act 1998.

(g)	Conflict of Interests. Employee shall not during the Term of this agreement directly or indirectly enter into or be concerned or interested in any trade or business or occupation whatsoever other than the business of the Company or an affiliate of the Company, except with the prior written consent of the Chief Executive Officer of TRX, Inc.

(h)	Severability. In the event any or all of the covenants of this Section 9 are deemed to be overly broad, but would be adjudged reasonable if any particular restriction or restrictions were deleted or if any part or parts of the wording were deleted, restricted or limited, then the parties hereto agree that the covenants shall apply with such deletions, restrictions or limitations as the case may be.

10.	Products. Notes. Records and Software. All memoranda, notes, records and other documents and computer software made or compiled by Employee or made available to him during the term of this Employment Contract concerning the Business of the Company or its related entities, including, without limitation, all customer data, billing information, service data, and other technical material of the Company or its related entities, shall be the Company’s property and shall be delivered to the Company within two (2) days of the termination of this Employment Contract.

11.	Ownership of Inventions.

(a)	Disclosure to Company. Employee agrees to disclose promptly, in writing, to the Company’s Board of Directors any patentable or unpatentable, copyrightable or uncopyrightable, idea, invention, work of authorship (including, but not limited to computer programs, software and documentation), formula, device, improvement, method, process or discovery (each, an “Invention”) which relates to the Company’s Business that Employee conceives, makes, develops, or works on, in whole or in part, solely or jointly with others during the term of Employee’s employment regardless of whether (i) such invention was conceived, made, developed or worked on during Employee’s regular hours of employment or his time away from work; (ii) the Invention was made at the suggestion of the Company; or (iii) the Invention was reduced to drawing, written description, documentation, models or other tangible form.

(b)	Made For Hire Status of the Inventions. To the extent permitted by law, Employee hereby irrevocably and unconditionally waives any and all moral rights conferred by Chapter IV of the Copyright Designs and Patents Act 1988 or any rights of a similar nature under laws now or in the future in force in any jurisdiction in and to any and all Inventions, such waiver in favor of the Company its successors in title and assigns. It is expressly agreed that the Inventions created by Employee hereunder shall be considered specially ordered or commissioned “works made for hire”, and that such works and the copyright interests therein and thereto shall belong solely and exclusively to the Company and shall be considered the property of the Company for purposes of this Employment Contract. To the extent that the intellectual property rights in such works do not vest in the Company automatically by operation of law, Employee, in consideration of $1.00 and other good and valuable consideration, the receipt and adequacy of which hereby are acknowledged, hereby irrevocably assigns to the Company, its successors and assigns, without royalty or any other further consideration, (i) all rights, title and interests in and to the copyrights of the Inventions and all renewals and extensions of the copyrights that may be secured under existing or future laws, and (ii) all other rights, title and interests he may have in the Inventions. Employee shall, upon request by the Company and at the Company’s expense, promptly execute, acknowledge or deliver any documents or instruments deemed reasonably necessary by the Company to document, enforce, protect or otherwise perfect the Company’s copyright and other interests in the Inventions.

(c)	Assignment to Company. Without limiting the generality or effect of any other provision of this Employment Contract, Employee agrees to assign to the Company without royalty or any other further consideration his entire right, title and interest in and to any Invention Employee is required to disclose hereunder.

(l)	Records. Employee agrees to make and maintain adequate and current written records of all Inventions covered by this Employment Contract. These records shall be and remain the property of the Company.

(m)	Patents and Proprietary Rights. Employee agrees to assist the Company in obtaining, maintaining, and enforcing patents and other proprietary rights in connection with any Invention covered by this Employment Contract for which the Company has or obtains any right, title or interest. Employee further agrees that his obligations under this subsection shall continue beyond the termination of the Term of this Employment Contract, but if Employee is called upon to render such assistance after the termination of the Term of this Employment Contract, Employee shall be entitled to a fair and reasonable rate of compensation for such assistance. Employee, in addition, shall be entitled to reimbursement of any out-of-pocket expenses incurred at the request of the Company relating to such assistance.

(n)	Other Assignments or Contracts. Employee represents that there are no other contracts to assign inventions that are now in existence between Employee and any former employer or other person or entity. Employee further represents that he is neither participating in nor has any other employment or undertaking that might restrict or impair his performance of this Employment Contract.

12.	Grievance & Disciplinary Procedure. If the Employee is dissatisfied with a disciplinary decision relating to him or wishes to seek redress for any grievance relating to his employment he should apply in the first instance to the Chief Executive Officer of TRX, Inc. If the matter is not resolved within seven days, the Employee may appeal to the Board of Directors of TRX, Inc. The Employee will observe such rules and regulations relating to the code of conduct and disciplinary procedure as the Company may from time to time decide and make known to the Employee. The disciplinary procedure shall not be contractually binding on the Company and shall not form part of the Employee’s terms and conditions of employment except as required by law.

13.

Data Protection. The Employee consents to the Company (or any affiliate, including TRX, Inc.) and its or their duly authorized agents and employees holding and processing both electronically and manually the data (including personal sensitive data and information contained in email and email attachments) it collects, stores and processes which relates to the Employee, in the course of Employee’s employment, for the purposes of the administration and management of the Company’s business and for compliance with applicable procedures, laws and regulations. It may also be necessary for the Company (or any affiliate, including TRX, Inc.) to forward such data to other offices it may have or to another affiliated company outside the European Economic Area where such a company has offices for storage and processing for administrative purposes and the Employee consents to the Company (or any affiliate, including TRX, Inc.) doing so as may be necessary from time to time. To ensure regulatory compliance and for the protection of its workers, clients/customers, and business, the Company reserves the right to monitor, intercept, review and access the Employee’s telephone log, internet usage, voicemail, email and other communication facilities provided by the Company which the Employee may use during his employment. The Company will use this right of access reasonably but it is important that the Employee is aware that communications and activities on the equipment or premises of the Company cannot be assumed to be private. The Employee agrees to abide by the terms of the Company’s email/communications policy from time to time in force.

14.	Collective Agreements. There are no collective agreements which affect the terms and conditions of the Employee’s employment.

15.	Applicable Law. This Employment Contract is being executed in the United Kingdom and shall be construed and enforced in accordance with the laws of said jurisdiction. The parties submit to the exclusive jurisdiction of the English courts.

16.	Waiver of Breach. The waiver by the Company of a breach of any provision of this Employment Contract by Employee shall not operate or be construed as a waiver of any subsequent breach by Employee.

17.	Successors and Assigns. This Employment Contract shall inure to the benefit of the Company, its subsidiaries and affiliates, and their respective successors and assigns. This Employment Contract and benefits hereunder are personal to Employee and may not be assigned or transferred by Employee. This Agreement may be freely assigned by the Company to a purchaser of all or substantially all of the assets of the Company, a subsidiary of the Company, or a division of the Company or a subsidiary of the Company, as long as the purchaser/assignee expressly agrees in writing to assume the obligations of the Company under this Agreement.

18.	Entire Agreement. This instrument contains the entire agreement of the parties and supersedes all prior agreements regarding Employee’s employment by the Company, including, but not limited to, oral discussions, letter agreements, or any other document concerning the possibility of employment with the Company. This Employment Contract may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, changes, modification, extension, or discharge is sought.

19.	Invalidity of any Provision. It is the intention of the parties hereto that the provisions of this Employment Contract shall be enforced to the fullest extent permissible under the laws and public policies of each jurisdiction in which such enforcement is sought, but that the unenforceability (or the modification to conform with such laws or public policies) of any provision hereof shall not render unenforceable or impair the remainder of this Employment Contract which shall be deemed amended to delete or modify, as necessary, the invalid or unenforceable provisions. The parties further agree to alter the balance of the Employment Contract in order to render the same valid and enforceable.

IN WITNESS WHEREOF, the parties hereto have executed this Employment Contract under seal as of the date first above shown.

“EMPLOYEE”

/s/ Peter Grover
Peter Grover

“COMPANY”

/s/ Timothy J. Severt
TRX Europe Ltd.
By:	Timothy J. Severt
Title:	EVP, Administration